Exhibit 4.21.5

APPENDIX NO. 4

to Agency Agreement

No. 36-06-23 dt.              2006

List of Associated Operators

Ref No.	Operator’s full name	Operator’s trade name	License number	Legal address	Physical address
1.
2.
3.

OAO Rostelecom:	Operator:
General Director	General Director
OAO Rostelecom	OJSC VolgaTelecom

D.Ye. Yerokhin	S.V. OMELCHENKO

2006	2006
Seal here	Seal here

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